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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              GREENHILL & CO., INC.

                                    * * * * *

            FIRST:  The name of the Corporation is Greenhill & Co., Inc.

            SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("DELAWARE LAW").

            FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 2,000, consisting of 1,000 shares of Common Stock, par value $0.01 per share (the "COMMON STOCK"), and 1,000 shares of Preferred Stock, no par value, (the "PREFERRED STOCK").

            The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

            FIFTH: Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of
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Designations relating to any series of Preferred Stock) or pursuant to Delaware
Law.

            SIXTH: The name and mailing address of the incorporator are:

NAME                                       MAILING ADDRESS
--------------------------------------     -------------------------------------
John T. Adams                              c/o Davis Polk & Wardwell
                                           450 Lexington Avenue
                                           New York, New York 10017

             SEVENTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

             EIGHTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

             NINTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

        (2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

            (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

            (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
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            (4) The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

            (5) Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

            TENTH: The names and mailing addresses of the initial directors of the Corporation, who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify, are:

NAME                                   MAILING ADDRESS
---------------------------------      -----------------------------------------
Robert F. Greenhill                    300 Park Avenue, 23rd Floor
                                       New York, NY 10022-7405

Scott L. Bok                           300 Park Avenue, 23rd Floor
                                       New York, NY 10022-7405

Simon A. Borrows                       56-58 Conduit Street
                                       London W1S 2YZ
                                       United Kingdom


            ELEVENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE NINTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.



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            IN WITNESS WHEREOF, I have hereunto signed my name as of March 10,
2004.

                                                 By: /s/ John T. Adams
                                                 -------------------------------
                                                           Incorporator